                                                                    Exhibit 2.1
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                              ACQUISITION AGREEMENT







                                      among


                                   CVSI, INC.,
                             a Delaware corporation


                           CVSI ACQUISITION CO., LLC,
                      a Delaware limited liability company


                           COMPUTERVISION CORPORATION,
                             a Delaware corporation


                                       and


                           4FRONT TECHNOLOGIES, INC.,
                             a Delaware corporation



                         Dated as of September 21, 1999



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

                                TABLE OF CONTENTS

I.  PURCHASE AND SALE OF SHARES...................................................................................1
         1.1      Purchase and Sale of Shares.....................................................................1
         1.2      Purchase Price..................................................................................1

II. REPRESENTATIONS AND WARRANTIES................................................................................3
         2.1      Representations and Warranties of CVSI and Acquisition Co.......................................3
                  2.1.1    Corporate Matters......................................................................3
                  2.1.2    The Shares.............................................................................4
                  2.1.3    Authorization and Effect of Agreement..................................................5
                  2.1.4    No Restrictions........................................................................5
                  2.1.5    Financial Statements; Liabilities; Accounts Payable....................................6
                  2.1.6    Conduct of the Business Since the Balance Sheet Date...................................6
                  2.1.7    Compliance with Laws...................................................................8
                  2.1.8    Permits................................................................................8
                  2.1.9    Tangible Personal Property; Title to Assets............................................8
                  2.1.10   Real Property..........................................................................8
                  2.1.11   Intellectual Property..................................................................9
                  2.1.12   Litigation; Decrees...................................................................10
                  2.1.13   Contract Rights.......................................................................10
                  2.1.14   Employment Matters....................................................................11
                  2.1.15   Employee Plans........................................................................12
                  2.1.16   Taxes.................................................................................12
                  2.1.17   Environmental Matters.................................................................13
                  2.1.18   Property Necessary to Business........................................................14
                  2.1.19   Brokers...............................................................................14
                  2.1.20   Bank Accounts; Receivables............................................................14
                  2.1.21   Equipment.............................................................................14
                  2.1.22   Insurance.............................................................................14
                  2.1.23   Related Party Transactions............................................................15
                  2.1.24   Suppliers.............................................................................15
                  2.1.25   Pre-Billing and Revenue Recognition...................................................15
                  2.1.26   Books and Records.....................................................................15
                  2.1.27   Australia Agreement...................................................................16
         2.2      Representations and Warranties of Computervision...............................................16
                  2.2.1    Corporate Organization................................................................16
                  2.2.2    Corporate Organization................................................................16
         2.3      Representations and Warranties of Purchaser....................................................16
                  2.3.1    Corporate Organization................................................................16
                  2.3.2    Authorization and Effect of Agreement.................................................16
                  2.3.3    No Restrictions.......................................................................16
                  2.3.4    Legal Proceedings.....................................................................17
                  2.3.5    Investment Intent.....................................................................17
                  2.3.6    Financial Capacity....................................................................17
                  2.3.7    Brokers...............................................................................17


                                       i


         2.4      Certain Limitations on Representations, Warranties
                  and the Rights of the Parties..................................................................17

III.  COVENANTS..................................................................................................18
         3.1      Approvals; Cooperation.........................................................................18
         3.2      Operation of the Business......................................................................18
         3.3      Access.........................................................................................20
         3.4      Satisfaction of Conditions.....................................................................20
         3.5      Press Releases.................................................................................20
         3.6      Notification, Updates to Schedules.............................................................21
         3.7      No Negotiation.................................................................................21
         3.8      Employee Benefit Matters.......................................................................22
         3.9      General Post-Closing Matters...................................................................22
         3.10     Specified Debt.................................................................................24
         3.11     Bonus Payments.................................................................................24
         3.12     Australia Agreement............................................................................24
         3.13     Option Exercises...............................................................................25

IV.  THE CLOSING.................................................................................................25
         4.1      Conditions Precedent to Obligations of Purchaser...............................................25
         4.2      Conditions Precedent to Obligations of Sellers.................................................26
         4.3      The Closing....................................................................................26
         4.4      Termination....................................................................................27

V.  INDEMNIFICATION..............................................................................................27
         5.1      Survival of Representations....................................................................27
         5.2      Indemnification................................................................................28
         5.3      Limits on Indemnification......................................................................28
         5.4      No Contribution................................................................................28
         5.5      Defense of Third Party Claims..................................................................29
         5.6      Exclusivity of Indemnification Remedies........................................................29
         5.7      Exercise of Remedies by Indemnitees Other Than Purchaser.......................................29

VI.  MISCELLANEOUS PROVISIONS....................................................................................29
         6.1      Notices........................................................................................29
         6.2      Expenses.......................................................................................30
         6.3      Successors and Assigns.........................................................................31
         6.4      Waiver.........................................................................................31
         6.5      Entire Agreement...............................................................................31
         6.6      Amendments, Supplements, Etc...................................................................31
         6.7      Governing Law..................................................................................31
         6.8      Severability...................................................................................31
         6.9      Titles and Headings............................................................................32
         6.10     Certain Interpretive Matters and Definitions...................................................32
         6.11     Counterparts...................................................................................32


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                                      iii

                               TABLE OF SCHEDULES


Schedule 2.1.1(a)   Subsidiaries
Schedule 2.1.2(a)   The Shares
Schedule 2.1.2(b)   Options, Liens, Etc.
Schedule 2.1.4(a)   Restrictions
Schedule 2.1.5(a)   Financial Statements
Schedule 2.1.5(b)   Liabilities
Schedule 2.1.5(c)   Accounts Payable
Schedule 2.1.6      Conduct of Business
Schedule 2.1.7      Government Notice/Failure to Comply
Schedule 2.1.8      Permits
Schedule 2.1.9      Tangible Personal Property; Title to Assets
Schedule 2.1.10     Real Property
Schedule 2.1.11(a)  Intellectual Property
Schedule 2.1.11(d)  Millennium Compliance
Schedule 2.1.12     Litigation
Schedule 2.1.13(a)  Contractors, Severance
Schedule 2.1.13(b)  Contract Rights - Various
Schedule 2.1.13(c)  Contracts
Schedule 2.1.13(d)  Contracts
Schedule 2.1.13(e)  Contracts
Schedule 2.1.13(f)  Contract Rights
Schedule 2.1.13(g)  Contracts
Schedule 2.1.13(h)  Contract Rights Schedule 2.1.13(i) Contract Rights
Schedule 2.1.13(j)  Contract Rights
Schedule 2.1.14(a)  Workers Councils
Schedule 2.1.14(b)  Employment Matters - Labor Issues
Schedule 2.1.14(c)  Employment Matters - Employees
Schedule 2.1.15(b)  Employee Plans
Schedule 2.1.16(b)  Change in Control Payments
Schedule 2.1.16(c)  Taxes
Schedule 2.1.17     Environmental Matters
Schedule 2.1.18     Necessary Property
Schedule 2.1.20(a)  Bank Accounts
Schedule 2.1.20(b)  Accounts Receivable
Schedule 2.1.22(a)  Insurance
Schedule 2.1.22(c)  Pending Insurance Claims
Schedule 2.1.23     Related Party Transactions
Schedule 2.1.24     Suppliers
Schedule 2.1.25     Pre-Billing and Revenue Recognition
Schedule 3.10       Specified Debt

                             TABLE OF DEFINED TERMS

1999 Balance Sheet...........................................................6
Accountants .................................................................2
Acquisition Co. .............................................................1
Agreement ...................................................................1
Antitrust Law ..............................................................18
Assets ......................................................................7
Australia Agreement.........................................................16
Balance Sheet Date...........................................................6
Bonus Payments .............................................................24
Business ....................................................................6
Closing ....................................................................26
Closing Date ...............................................................26
Computer Systems ............................................................9
Computervision ............................................................. 1
Confidentiality Agreement...................................................17
Contracts ..................................................................10
Covered Employees ..........................................................22
CVSI ........................................................................1
CVSI Plan ...................................................................1
CVSI Shares .................................................................4
Debt Payments ..............................................................24
EBITDA ......................................................................2
Employee ...................................................................12
Employee Plan ..............................................................12
environment ................................................................14
Environmental Law ..........................................................13
ERISA ......................................................................12
Financial Statements.........................................................6
First Quarter EBITDA.........................................................2
First Quarter Income Statement...............................................2
Former Employee ............................................................12
GAAP ........................................................................6
Governmental Entity..........................................................5
HSR Act .....................................................................6
Indemnified Party ..........................................................28
Initial Purchase Price.......................................................1
Leased Real Property.........................................................8
Legal Proceedings ..........................................................10
Liens .......................................................................5
Loss .......................................................................28
Losses .....................................................................28
Millennium Compliance........................................................9
Orders .....................................................................10
Permit ......................................................................5

Permitted Liens .............................................................8
Post-Closing Affiliates......................................................2
Post-Closing Periods........................................................23
Pre-Closing ................................................................18
Pre-Closing Periods.........................................................23
Purchase Price ..............................................................1
Purchaser ...................................................................1
Records ....................................................................22
Right .......................................................................1
Rights Payments .............................................................1
Seller ......................................................................1
Sellers .....................................................................1
Shares ......................................................................1
Specified Debt .............................................................24
Specified Rights ............................................................2
Transaction Expenses........................................................31

                              ACQUISITION AGREEMENT

         This Acquisition Agreement (this "AGREEMENT") is entered into as of this 21st day of September, 1999, among CVSI, Inc. a Delaware corporation ("CVSI"), CVSI Acquisition Co., LLC, a Delaware limited liability company ("ACQUISITION CO."), Computervision Corporation, a Delaware corporation ("COMPUTERVISION"), and 4Front Technologies, Inc., a Delaware corporation ("PURCHASER"). Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                    RECITALS

         A. Acquisition Co. and Computervision (collectively, the "SELLERS", and, individually, a "SELLER") are the record and beneficial owners of all of the issued and outstanding shares (the "SHARES") of common stock, no par value, of CVSI.

         B. Sellers desire to sell, assign and deliver to Purchaser, and Purchaser desires to purchase and accept from Sellers, the Shares on the terms and subject to the conditions set forth in this Agreement.

         Now, therefore, the parties agree as follows:

I. PURCHASE AND SALE OF SHARES

         I.1 On the terms and subject to the conditions hereof, at the Closing, Sellers will sell, assign and deliver to Purchaser, and Purchaser will purchase and accept from Sellers, the Shares.

         I.2 PURCHASE PRICE.

                  I.2.1 At the Closing, Purchaser will pay to Sellers an aggregate of U.S.$25,500,000, less (a) the Rights Payments, (b) the Bonus Payments, (c) the Debt Payments, and (d) the Transaction Expenses (the "INITIAL PURCHASE PRICE"). The Initial Purchase Price shall be decreased dollar-for-dollar by an amount equal to the amount by which the First Quarter EBITDA is a loss of more than $750,000. The First Quarter EBITDA shall be determined pursuant to Section 1.4. As so adjusted, the Initial Purchase Price is referred to herein as the "PURCHASE PRICE."

                  I.2.2 Effective immediately prior to the Closing, each holder of a then-outstanding right to purchase shares of CVSI's common stock under CVSI's Equity Incentive Plan (the "CVSI PLAN"), whether or not then exercisable (each, a "RIGHT"), shall, in settlement thereof, receive from CVSI, by delivery of certified checks at or prior to the Closing, for each share subject to such Right an amount (subject to any applicable withholding tax) in cash equal to the difference between $1.55 and the per share exercise price of such Right to the extent such difference is a positive number. (The aggregate of such payments is referred to herein as the "RIGHTS PAYMENTS.") The foregoing provisions shall not apply to Rights required to be redeemed by CVSI pursuant to the terms of (a) the Employment Agreement dated as of May 18, 1998, between CVSI and Robert A. Peiser, and (b) the Employment Agreement dated as of July 18, 1997, between CVSI and James P. Regan, as amended on June 16, 1998 and March 19, 1999, which Rights (the "SPECIFIED RIGHTS") shall be redeemed effective immediately prior to the Closing in accordance with the terms of such agreements. Payment for the Specified Rights pursuant to this Section 1.2.2 shall be made by Purchaser at the Closing by delivery of certified checks to Acquisition Co., which shall deliver such checks to the holders of Specified Rights.

                  I.2.3 On the Closing Date, Purchaser will pay by wire transfer of immediately available funds to such accounts as Sellers have theretofore designated an amount equal to the Purchase Price, 93.48% of which will be paid to Acquisition Co. and 6.52% of which will be paid to Computervision.

         I.3 INTERCOMPANY OBLIGATIONS. All intercompany liabilities and obligations owing from Sellers or any of their Affiliates other than a CVSI Entity (collectively, "POST-CLOSING AFFILIATES") to a CVSI Entity or owing from a CVSI Entity to Sellers or any Post-Closing Affiliate will be netted against each other and the net balance thereof will be paid by the applicable party at the Closing except for on-going fees and charges for continuing business activities among CVSI and Computervision and Parametric Technology Corporation. As a result, except for on-going fees and charges for continuing business activities among CVSI and Computervision and Parametric Technology Corporation, as of the Closing, there will be no further liability or obligation in respect of any such matters between Sellers or any Post-Closing Affiliate, on the one hand, and any CVSI Entity, on the other hand. Any holder of a note or other evidence of indebtedness settled pursuant to this Section 1.3 will surrender such note or other evidence of indebtedness to the obligor thereon.

         I.4 PRE-CLOSING PURCHASE PRICE ADJUSTMENT. (a) Within 30 calendar days after the date hereof, CVSI will prepare and deliver or cause to be prepared and delivered to Purchaser the unaudited, consolidated income statement of CVSI and the CVSI Entities for the three-month period ended September 30, 1999 (the "FIRST QUARTER INCOME STATEMENT"). The First Quarter Income Statement will be prepared in accordance with GAAP (as hereinafter defined) and will reflect the consolidated EBITDA (as hereinafter defined) of CVSI and the CVSI Entities for the three-month period ended September 30, 1999 (the "FIRST QUARTER EBITDA"). For purposes of this Agreement, "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, excluding expenses paid or incurred in connection with the negotiation of this Agreement or the transactions contemplated hereby.

                  (b) If, within five calendar days after the date of CVSI's delivery of the First Quarter Income Statement, the Purchaser determines that the First Quarter Income Statement has not been prepared and determined in accordance with this Agreement, the Purchaser will give written notice to CVSI within such five day period setting forth the Purchaser's proposed changes to the First Quarter Income Statement and the determination of EBITDA reflected thereon. The failure by the Purchaser to so express disagreement and provide such notice within such five day period will constitute the acceptance of CVSI's preparation of the First Quarter Income Statement and the computation of the First Quarter EBITDA. If CVSI and the Purchaser are unable to resolve any disagreement between them with respect to the preparation of the First Quarter Income Statement and the determination of the First Quarter EBITDA within five calendar days after the giving of notice by the Purchaser to CVSI of such disagreement, the items in dispute will be referred for determination to Ernst & Young LLP (the "ACCOUNTANTS") as promptly as practicable, but not later than three calendar days after the expiration of such five day period. CVSI and the Purchaser will use reasonable efforts to cause the Accountants to render their decision as soon as practicable thereafter, including, without limitation, by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The parties will instruct the Accountants to make a determination as to each of the items in dispute (but only those items in dispute) (i) in writing, (ii) as promptly as practicable after the items in dispute have been referred to the Accountants (but in no event later than 15 calendar days thereafter), and (iii) in accordance with this Agreement. The Accountants' determination will be conclusive and binding upon each of the parties hereto. The fees and expenses of the Accountants will be paid by the parties in proportion to the degree each party prevails in the arbitration process required by this Section.

                  (c) During the period that the Purchaser's advisors and personnel are conducting their review of CVSI's preparation of the First Quarter Income Statement and determination of the First Quarter EBITDA, the Purchaser and its representatives will have reasonable access during normal business hours to the work papers prepared by or on behalf of CVSI and its representatives in connection with CVSI's preparation of the First Quarter Income Statement and determination of the First Quarter EBITDA; PROVIDED, HOWEVER, that the Purchaser will conduct such review in a manner that does not unreasonably interfere with the conduct of the business of CVSI or result in substantial out-of-pocket costs to CVSI.

II. REPRESENTATIONS AND WARRANTIES

         II.1 REPRESENTATIONS AND WARRANTIES OF CVSI AND ACQUISITION CO. CVSI and Acquisition Co. jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

                  II.1.1   CORPORATE MATTERS.

                           (a) CVSI is a corporation duly incorporated, validly
existing and in good standing under the Laws (as hereinafter defined) of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which its ownership, leasing or holding of property or the nature or conduct of its business makes such qualification necessary, except for such jurisdictions in which its failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. SCHEDULE 2.1.1(a) sets forth the subsidiaries of CVSI and any other entities in which CVSI holds, directly or indirectly, any shares of capital stock or other ownership interests, including the number of shares held in each such entity.

                           (b) Acquisition Co. is a limited liability company,
duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power to own and hold its portion of the Shares.

                           (c) Computervision is a corporation, duly organized,
validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to own and hold its portion of the Shares.

                           (d) Each CVSI Entity is a corporation duly organized,
validly existing and in good standing under the Laws of its jurisdiction of incorporation, has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which its ownership, leasing or holding of property or the nature or conduct of its business makes such qualification necessary, except for such jurisdictions in which its failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

                           (e) CVSI has delivered to the Purchaser accurate and
complete copies of: (1) CVSI's and each CVSI Entity's certificate of incorporation and bylaws or other constituent documents, including all amendments thereto; (2) the stock records of CVSI and each CVSI Entity; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of CVSI and each CVSI Entity and the board of directors of CVSI and each CVSI Entity. There have been no meetings or other proceedings or actions of the stockholders of CVSI and each CVSI Entity or the board of directors of CVSI and each CVSI Entity that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of CVSI's or any CVSI Entity's certificate of incorporation or bylaws or other constituent documents or of any resolution adopted by CVSI's or any CVSI Entity's stockholders or CVSI's or any CVSI Entity's board of directors, and, to the Knowledge of CVSI, no condition or circumstance exists that is reasonably likely to (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation. The books of account, stock records, minute books and other records of CVSI and each CVSI Entity are accurate, up-to-date and complete in all material respects and have been maintained in accordance with sound and prudent business practices and, in all material respects, with all applicable Legal Requirements

                  II.1.2   THE SHARES.

                           (a) SCHEDULE 2.1.2(a) sets forth the number of
outstanding shares of capital stock of CVSI and each CVSI Entity (collectively, the "CVSI SHARES"), the names of the holders thereof and the number and percentage of CVSI Shares owned by each such holder. The CVSI Shares held by Sellers, CVSI and the CVSI Entities represent all of the issued and outstanding shares of capital stock of CVSI and the CVSI Entities.

                           (b) The CVSI Shares are duly authorized, validly
issued and outstanding, fully paid and non-assessable and have been issued in full compliance with applicable securities laws and other applicable Legal Requirements. Except as set forth on

SCHEDULE 2.1.2(b), the CVSI Shares have not been issued in violation of, and are not subject to, any preemptive rights, and, except for the Specified Rights and as set forth on SCHEDULE 2.1.2(b), there are no outstanding convertible or exchangeable securities, calls or options relating to the CVSI Shares that may require any CVSI Entity to issue to any person or entity any shares of any of its capital stock. Except as set forth on SCHEDULE 2.1.2(b), there are no voting trusts or other Contracts (as hereinafter defined) restricting the voting, dividend rights or disposition of the CVSI Shares. Neither CVSI nor any CVSI Entity has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. CVSI has delivered accurate and complete copies of the stock certificates representing the issued and outstanding CVSI Shares.

                           (c) Except as set forth on SCHEDULE 2.1.2(b),
Sellers own the Shares free and clear of all mortgages, liens, security interests and other encumbrances (collectively, "LIENS").

                           (d) CVSI does not own, directly or indirectly,
beneficially or of record, any stock or other ownership interests in, or control, any entity other than the CVSI Entities.

                  II.1.3 AUTHORIZATION AND EFFECT OF AGREEMENT. Each Seller has good and valid title to the number of Shares set forth on SCHEDULE 2.1.2(a) as owned by it. Each Seller and CVSI has the requisite power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary action required to be taken under the Delaware Limited Liability Company Act or the Delaware General Corporation Law, as the case may be, for the due authorization of the execution and delivery of this Agreement by each Seller and CVSI and the performance by each Seller and CVSI of the transactions contemplated hereby to be performed by it has been duly taken by such Seller or CVSI. This Agreement has been duly executed and delivered by each Seller and CVSI and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of each Seller and CVSI, enforceable against such Seller and CVSI in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

II.1.4 NO RESTRICTIONS.

                           (a) Except as set forth on SCHEDULE 2.1.4(a), the
execution and delivery of this Agreement by each Seller and CVSI do not, and the performance by each Seller and CVSI of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under (a) any provision of the Certificate of Formation, the Limited Liability Company Agreement, the Certificate of Incorporation or the Bylaws or any resolution adopted by the stockholders, board of directors, members, or managers, as the case may be, of such Seller or CVSI, (b) any of the provisions of the certificate of incorporation or bylaws or other constituent documents of any CVSI Entity or any resolution adopted by the stockholders or board of directors (or any committee thereof) of any CVSI Entity, (c) any CVSI Contract or

(d) any permit, license or other written governmental authorization or approval ("PERMIT") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, code, decree, ruling or common law obligation ("LAW") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("GOVERNMENTAL ENTITY"). Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated hereby, will, directly or indirectly, cause CVSI or any CVSI Entity to become subject to, or to become liable for the payment of, any Tax or give any Person the right to (i) declare a default or exercise any remedy under any CVSI Contract, (ii) accelerate the maturity or performance of any CVSI Contract or (iii) cancel, terminate or modify any CVSI Contract.

                           (b) No consent, approval, order or authorization of,
or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to a Seller or CVSI under any applicable Law in connection with the execution and delivery of this Agreement by such Seller and CVSI or the performance by such Seller and CVSI of the transactions contemplated hereby to be performed by it, except for (i) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and (ii) such of the foregoing as are listed or described on SCHEDULE 2.1.4(a).

II.1.5 FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS PAYABLE.

                           (a) Attached as SCHEDULE 2.1.5(a) are (i) the audited
consolidated balance sheet of CVSI and the CVSI Entities as of June 30, 1998, and the related audited consolidated statements of operations and cash flows of CVSI and the CVSI Entities for the fiscal year then ended and the notes thereto, and (ii) the unaudited consolidated balance sheet of CVSI and the CVSI Entities as of June 30, 1999 (the "1999 BALANCE Sheet"), and the related unaudited consolidated statements of operations and cash flows of CVSI and the CVSI Entities for the fiscal year then ended (collectively, (i) and (ii) are referred to as the "FINANCIAL Statements"). The Financial Statements present fairly, in all material respects, the consolidated financial position of CVSI and the CVSI Entities as of the dates thereof and the consolidated results of operations and cash flows of CVSI and the CVSI Entities for the periods specified therein in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except (i) as set forth in the notes to the Financial Statements, and (ii) in the case of unaudited statements, for the absence of notes and year-end adjustments, which adjustments will not be material either individually or in the aggregate. For purposes of this Agreement, the "BALANCE SHEET DATE" means June 30, 1999.

                           (b) Except as set forth in SCHEDULE 2.1.5(b), CVSI
has no Liabilities, except for (i) Liabilities identified as such in the "liabilities" column of the 1999 Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" section of the balance sheet prepared in accordance with GAAP); (iii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date that are not required to be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP; or (iv) Liabilities that are not Known to CVSI.

                           (c) SCHEDULE 2.1.5(c) provides an accurate and
complete breakdown and aging of CVSI's accounts payable as of the Balance Sheet Date.

                           (d) When prepared and delivered to the Purchaser, the
First Quarter Income Statement will present fairly, in all material respects, the consolidated results of operations of CVSI and the CVSI Entities for the period specified therein in conformity with GAAP, except for the absence of notes.

                  II.1.6 CONDUCT OF THE BUSINESS SINCE THE BALANCE SHEET DATE. Except as described on SCHEDULE 2.1.6, and except as a result of matters permitted or required by this Agreement, since the Balance Sheet Date, CVSI and each of the CVSI Entities have conducted their respective businesses (the "BUSINESS") in the Ordinary Course of Business. Except as described on SCHEDULE 2.1.6, since the Balance Sheet Date:

                           (a) there has not been any material adverse change in
the financial condition, assets, or operations of CVSI and the CVSI Entities, considered as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect;

                           (b) neither CVSI nor any of the CVSI Entities has
made any capital expenditure which is not reflected on the 1999 Balance Sheet and which exceeds $300,000 in the aggregate;

                           (c) neither CVSI nor any of the CVSI Entities has
(i) entered into or permitted any of the assets owned or used by such entity to become bound by any Contract or (ii) to the Knowledge of CVSI, other than in the Ordinary Course of Business, amended or prematurely terminated or waived any material right or remedy under any Contract to which it is or was a party or under which it has or had any rights or obligations;

                           (d) neither CVSI nor any CVSI Entity has written off
as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness or altered its revenue recognition policy;

                           (e) neither CVSI nor any of the CVSI Entities has
entered into any material transaction or taken any other material action outside the Ordinary Course of Business;

                           (f) neither CVSI nor any of the CVSI Entities has
failed to continue existing practices relating to maintenance of the assets owned, leased or otherwise held by CVSI or any of the CVSI Entities for use in the Business ("ASSETS");

                           (g) neither CVSI nor any of the CVSI Entities has
purchased, sold, leased or disposed of, or entered into any Contract for the purchase, sale, lease or disposition of, or subjected to a Lien (other than Permitted Liens), any of the Assets other than in the Ordinary Course of Business;

                           (h) neither CVSI nor any of the CVSI Entities has
made any material amendment to any Employee Plan or materially increased the general rates of compensation of Employees, except (i) in connection with amendments as required by Law, (ii) in the Ordinary Course of Business, or (iii) pursuant to any Contract;

                           (i) neither CVSI nor any of the CVSI Entities has
declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                           (j) neither CVSI nor any of the CVSI Entities has
sold or otherwise issued any shares of capital stock or any other securities;

                           (k) neither CVSI nor any of the CVSI Entities has
formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                           (l) neither CVSI nor any of the CVSI Entities has
(i) loaned money to any Person or (ii) to the Knowledge of CVSI, incurred, assumed or otherwise become subject to any Liability, except for current Liabilities incurred in the Ordinary Course of Business;

                           (m) CVSI has not changed any of its methods of
accounting or accounting practices in any respect;

                           (n) CVSI has not made any material Tax election; and

                           (o) neither CVSI nor any of the CVSI Entities has
commenced or settled any Legal Proceeding, except in the Ordinary Course of Business.

                  II.1.7 COMPLIANCE WITH LAWS. Neither CVSI nor any of the CVSI Entities has conducted the Business in violation of any applicable Law, other than any violation which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 2.1.7, neither CVSI nor any of the CVSI Entities has received at any time since their respective inceptions, any written notice or other written communication from any Governmental Entity regarding any actual or alleged material violation of, or material failure to comply with, any Legal Requirement.

                  II.1.8 PERMITS. SCHEDULE 2.1.8 lists all material Permits issued to CVSI and the CVSI Entities applicable to the Business. There are no Permits necessary for the conduct of the Business that have not been obtained or are not in full force and effect and neither CVSI nor the CVSI Entities is currently conducting the Business in violation of any Permit, other than any violation which could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated hereby will not void any such Permit other than those Permits the loss of which could not be reasonably expected to have a Material Adverse Effect.

                  II.1.9 TANGIBLE PERSONAL PROPERTY; TITLE TO ASSETS. Except (a) with respect to the Leased Real Property (which is the subject of Section 2.1.10), (b) as listed or described on SCHEDULE 2.1.9 and (c) for assets sold in the Ordinary Course of Business since the Balance Sheet Date, CVSI and the CVSI Entities own all material tangible assets reflected on the 1999 Balance Sheet as owned by CVSI and the CVSI Entities or thereafter purchased or acquired by CVSI or the CVSI Entities, free and clear of all Liens except for (i) Liens that are listed or described on SCHEDULE 2.1.9, (ii) mechanics', carriers', workers', repairmen's or other Liens arising or incurred in the Ordinary Course of Business, (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty or which are listed or described on SCHEDULE 2.1.9, (iv) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the Business as presently conducted and (v) other Liens arising as a matter of Law. (The items referred to in clauses (i) through (v) of the immediately preceding sentence being "PERMITTED LIENS.")

                  II.1.10 REAL PROPERTY. SCHEDULE 2.1.10 lists all real property leased by CVSI or any CVSI Entity (the "LEASED REAL PROPERTY"). Neither CVSI nor any of the CVSI Entities owns any real property. CVSI or a CVSI Entity has title to the leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein, as listed on SCHEDULE 2.1.10), free and clear of all Liens other than
(a) Liens listed or described on SCHEDULE 2.1.10, (b) Permitted Liens and (c) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the continued use of the property subject thereto in the Business as presently conducted. The leases and subleases related to the Leased Real Property are valid and subsisting leases or subleases which are in full force and effect.

                  II.1.11  INTELLECTUAL PROPERTY.

                           (a) Each of the CVSI Entities owns and possesses all
right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights (as defined below) necessary for the operation of its business as presently conducted. SCHEDULE 2.1.11(a) sets forth a list and briefly describes the Proprietary Rights, indicating which are owned and which are licensed, and, where appropriate, indicating the date, serial or registration number, and place of any registration thereof.

                           (b) No claim by any third party contesting the
validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently outstanding or, to the Knowledge of CVSI, is threatened.

                           (c) None of CVSI or the CVSI Entities nor any
registered agent of any of them has received any written notice of, nor does CVSI have Knowledge of any allegation of, any infringement or misappropriation by, or conflict with, any third party

(including current and former employees of CVSI) with respect to the Proprietary Rights, nor has any CVSI or any CVSI Entity or any registered agent of any of them received any written claim of infringement or misappropriation of or other conflict with any proprietary rights of any third party (including current and former employees of CVSI). To the Knowledge of CVSI, none of the CVSI or CVSI Entities has infringed, misappropriated or otherwise violated any proprietary rights of any third parties.

                           (d) To the Knowledge of CVSI, none of the computer
software, computer firmware, computer hardware (whether general or special purposes) or other similar or related items of automated, computerized or software systems that are used or relied on by CVSI in its Business (the "COMPUTER SYSTEMS") will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries ("MILLENNIUM COMPLIANCE"), in each instance in such a manner as to have a Material Adverse Effect. SCHEDULE 2.1.11(d) describes the measures that have been implemented to determine the extent to which the Computer Systems are not in Millennium Compliance and the material details of any program undertaken with a view towards causing the Computer Systems to achieve Millennium Compliance. To the Knowledge of CVSI, except as set forth on SCHEDULE 2.1.11(d), CVSI will not be required to incur any further material expense in order to achieve Millennium Compliance. CVSI (together with the CVSI Entities) has developed reasonable contingency plans to deal with the possibility that some of its customers and suppliers may not have achieved Millennium Compliance.

                           (e) As used herein, the term "Proprietary Rights"
means all of the following, to the extent used by CVSI or a CVSI Entity in the conduct of the Business: patents, patent applications, patent disclosures, trademarks, service marks, trade dress, trade names, corporate names, domain names, copyrights, designs, logos and computer documentation and software, and any licenses to use any of the foregoing that are owned by third parties, excluding in all cases generally available "off-the-shelf" software and licenses to use such software.

                           (f) The consummation of the transactions contemplated
by this Agreement will not, in and of itself, result in the loss of CVSI's and the CVSI Entities' right, title and interest in and to, or license to use, the Proprietary Rights. To the extent that registration of any Proprietary Right is required by Law, such Proprietary Right has been duly and validly registered, and any fees that are necessary to maintain in force any Proprietary Rights or registrations thereof have been paid.

                  II.1.12 LITIGATION; DECREES. Except (a) as listed or described on SCHEDULE 2.1.12, (b) for routine claims for employee benefits, and (c) for claims for money damages alone of less than $100,000 in respect of any single claim or series of related claims arising out of a single event or condition, there are no actions, lawsuits, arbitration, litigation, hearing, audit or investigation or administrative or other legal proceedings before any Governmental Entity ("LEGAL PROCEEDINGS") pending or, to the Knowledge of CVSI, threatened against CVSI or the CVSI Entities. Neither CVSI nor the CVSI Entities in default under the terms of any judgment, order or decree of any

Governmental Entity specifically applicable to CVSI or a CVSI Entity (collectively, "ORDERS"), except for such defaults which could not reasonably be expected to have a Material Adverse Effect.

                  II.1.13 CONTRACT RIGHTS. Except as listed or described on SCHEDULES 2.1.13(A) through (J), as of the date hereof, neither CVSI nor any CVSI Entity is a party to or bound by any legally binding contract, lease or license (collectively, "CONTRACTS") that is of a type described below:

                           (a) any employment, severance or consulting Contract
with an Employee (as hereinafter defined) or Former Employee (as hereinafter defined) that is not terminable at will by CVSI or a CVSI Entity (other than any Contract for the employment of any such Employee or Former Employee implied in
Law) and which will require, (i) in the case of independent contractors, the payment of amounts by CVSI after the date hereof in excess of $100,000 per annum, or (ii) in the case of employees, payment of severance in excess of six weeks compensation or, with respect to employees outside the United States, in excess of that required by or implied in Law;

                           (b) any collective bargaining Contract with any labor
union;

                           (c) any Contract for capital expenditures or the
acquisition or construction of fixed assets which requires aggregate future payments in excess of $300,000;

                           (d) any Contract requiring aggregate future payments
or expenditures in excess of $50,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

                           (e) any Contract granting to any Person or Entity a
first-refusal, first-offer or other right to purchase or acquire any of the Shares or any other capital stock or other securities of any CVSI Entity, other than the Contracts evidencing the Specified Rights;

                           (f) any license, royalty Contract or other Contract
with respect to Intellectual Property which pursuant to the terms thereof requires future payments by CVSI or any CVSI Entity;

                           (g) any indenture, mortgage, loan or credit Contract
under which CVSI or a CVSI Entity has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, which is not reflected in the 1999 Balance Sheet;

                           (h) any Contract with any manufacturer's
representative or other sales agent having a remaining term in excess of one (1) year and which is not terminable without penalty on 90 calendar days' or less notice;

                           (i) any Contract under which CVSI or a CVSI Entity is
(i) a lessee of real property, (ii) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (iii) a lessor of real property or (iv) a lessor of any tangible personal property owned by CVSI or a CVSI Entity, in any case referred to in clauses (ii) or (iv) which requires annual payments in excess of $100,000; or

                           (j) Any Contract which involves aggregate future
payments by or to CVSI in excess of $100,000 other than a purchase or sales order or other Contract entered into in the Ordinary Course of Business.

Except as set forth on SCHEDULES 2.1.13(a) through (j), each Contract listed or described on SCHEDULES 2.1.13(a) through (j) is a valid and binding obligation of CVSI or a CVSI Entity and is enforceable by CVSI or a CVSI Entity, as applicable, in accordance with its terms. Except as set forth on SCHEDULES 2.1.13(a) through (j), CVSI or the applicable CVSI Entity has performed in all material respects the obligations required to be performed by it through the date hereof under each of such Contracts and neither CVSI nor such CVSI Entity is (with or without the lapse of time or the giving of notice, or both) in Breach or default in any respect thereunder, except in any such case for any Breach or default which could not reasonably be expected to have a Material Adverse Effect.

                  II.1.14  EMPLOYMENT MATTERS.

                           (a) Except as set forth on SCHEDULES 2.1.14(a),
neither CVSI nor any of the CVSI Entities is a party to or bound by a collective bargaining agreement or any agreement with a workers' council.

                           (b) Except as described on SCHEDULE 2.1.14(b) and
except as could not reasonably be expected to have a Material Adverse Effect,
(i) there is no unfair labor practice complaint against CVSI or any CVSI Entity before the National Labor Relations Board or any comparable agency or court in any jurisdiction, (ii) there is no labor strike, slowdown or stoppage existing or threatened with respect to the Business, and (iii) CVSI has conducted the Business in accordance with the provisions of the WARN Act, the Fair Labor Standards Act and the applicable rules and regulations of the Equal Employment Opportunity Commission. CVSI will comply with the provisions of the WARN Act in connection with the transactions contemplated hereby.

                           (c) SCHEDULE 2.1.14(c) sets forth, with respect to
each Employee, the name of such Employee and the date as of which such Employee was originally hired by CVSI, such Employee's title and the current compensation arrangement with each such Employee. SCHEDULE 2.1.14(c) identifies each Former Employee who is receiving (or whose spouse or other dependent is receiving) any benefits relating to such Former Employee's employment with CVSI.

                  II.1.15  EMPLOYEE PLANS.

                           (a) For purposes of this Agreement, the term
"EMPLOYEE PLAN" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement (other than a plan, program, agreement or arrangement mandated or implied by Law), whether or not subject to ERISA, that provides benefits for Employees and Former Employees and that is maintained by a Seller, CVSI or a CVSI Entity or to which a Seller, CVSI or a CVSI Entity contributes or is obligated to contribute, or under which a Seller, CVSI or a CVSI Entity is liable in respect of Employees or Former Employees. As used in this Agreement,
(i) the term "EMPLOYEE" means each person who is presently employed by CVSI primarily in the conduct of the Business (including any person presently employed by CVSI who is on sick leave, disability, worker's compensation or other absence from work and including any person covered under the terms of CVSI's Separation Notification Policy or a CVSI Management Retention Agreement), and (ii) the term "FORMER EMPLOYEE" means any person formerly so employed by CVSI. The terms "EMPLOYEE" and "FORMER EMPLOYEE" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee.

                           (b) SCHEDULE 2.1.15(b) lists or describes all
material Employee Plans other than Employee Plans listed or described on SCHEDULES 2.1.13(a) through (j). None of the Employee Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. With respect to each Employee Plan, Acquisition Co. has made available to Purchaser, to the extent applicable, a copy of the plan document as currently in effect or a summary plan description. Each Employee Plan has been operated and administered in all material respects in accordance with applicable Laws, including without limitation ERISA.

                  II.1.16  TAXES.

                           (a) CVSI and each CVSI Entity has filed or caused to
be filed with the appropriate United States, state, local and foreign Governmental Entities all Tax Returns (as hereinafter defined) required to be filed by it with respect to the Business on or prior to the Closing Date (taking into account all extensions of due dates), and all such Tax Returns were correct and complete in all material respects. CVSI and each CVSI Entity has fully and timely paid all Taxes (as hereinafter defined) due and payable on or prior to the Closing Date and has provided adequate reserves or accruals on its books and records for all Taxes not yet due and owing through the Closing Date. The Financial Statements accrue all actual and contingent Liabilities for Taxes with respect to all period through the dates thereof in accordance with GAAP. CVSI will establish, in the Ordinary Course of Business, reserves for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date in accordance with GAAP. No Governmental Entity has proposed in writing any adjustment relating to the Business to any such Tax Return that has not been adequately provided for or satisfied. None of CVSI or any CVSI Entity is a party to a tax sharing agreement.

                           (b) Except as set forth on SCHEDULE 2.1.16(b) there
is no agreement, plan, arrangement or other Contract covering any Employee or independent contractor or Former Employee or independent contractor of CVSI that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

                           (c) Except as set forth in SCHEDULE 2.1.16(c), there
have been no examination or audits of any Tax Return filed by CVSI or any of the CVSI Entities and no such examination or audit has been proposed or scheduled. Except as set forth in SCHEDULE 2.1.16(c), no claim or Legal Proceeding is pending or, to the Knowledge of CVSI, has been threatened against CVSI or any CVSI Entity in respect of any Tax.

                           (d) Neither CVSI, any CVSI Entity, nor any other
person (including Sellers) on behalf of CVSI or any CVSI Entity has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CVSI or any CVSI Entity, or (B) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local, or foreign law by reason of a change in accounting method initiated by CVSI or any CVSI Entity or has any Knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of CVSI or any CVSI Entity.

                           (e) Neither CVSI or any CVSI Entity has any liability
for taxes (A) by reason of United States Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation, or (B) by reason of being a successor in interest or transferee of another entity.

                  II.1.17 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.1.17, (a) CVSI is not in violation of any Environmental Law (as hereinafter defined) applicable to the operation of the Business as presently conducted and
(b) CVSI holds all Permits required under Environmental Laws applicable to the operation of the Business as presently conducted, other than any such violation or failure to hold such Permits which could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, (A) "ENVIRONMENTAL LAW" means any and all federal, state and local laws, statutes, ordinances, rules and regulations and any judicial or governmental orders, decrees, rulings, actions, agreements and policies which are related to the contamination, remediation or protection of the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601, et seq.) and Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.)) and any rule or doctrine of any common law related to the contamination, remediation or protection of the environment (including without limitation contribution, strict liability, negligence, trespass and nuisance) and (B) "ENVIRONMENT" means (1) any surface or ground water, (2) surface or subsurface soil and land strata, (3) buildings or facilities in which there has been a release, (4) air and (5) natural resources, including wildlife, fish and plant life.

                  II.1.18 PROPERTY NECESSARY TO BUSINESS. Except as set forth on
SCHEDULE 2.1.18, CVSI and the CVSI Entities own or lease all property, real, personal and mixed, necessary to permit it to carry on the Business as presently conducted.

                  II.1.19 BROKERS. No broker, finder or investment banker (other than Boles Knop & Co., LLC, whose fees will be included as a current liability of CVSI as of the Balance Sheet Date) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller or CVSI.

                  II.1.20  BANK ACCOUNTS; RECEIVABLES.

                           (a) SCHEDULE 2.1.20(a) provides accurate and complete
information with respect to each account maintained by or for the benefit of CVSI and the CVSI Entities at any bank or other financial institution, including
(i) the name and location of the institution at which such accounts, is maintained, (ii) the name in which such account is maintained and the account number of such account, and (iii) the names of all individuals authorized to draw on or make withdrawals from such account and any limitations on such individuals' authorization. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of CVSI or any of the CVSI Entities.

                           (b) SCHEDULE 2.1.20(b) provides an accurate and
complete breakdown and aging of all accounts receivable, notes receivable and other receivables of CVSI as of the Balance Sheet Date. Except as set forth in
SCHEDULE 2.1.20(b), all existing accounts receivable of CVSI (including those accounts receivable reflected on the 1999 Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations of customers of CVSI arising from bona fide transactions entered into in the Ordinary Course of Business.

                  II.1.21 EQUIPMENT. The assets owned by CVSI and the CVSI Entities that are material to the conduct of the Business, as currently conducted, are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business as currently conducted.

                  II.1.22 INSURANCE. (a) SCHEDULE 2.1.22(a) accurately sets forth, with respect to each material insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, CVSI: (i) the name of the insurance carrier that issued such policy and the policy number of such policy;
(ii) whether such policy is a "claims made" or an "occurrences" policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any material claims that have been asserted in the past, with respect to such policy.

                  (b) To the Knowledge of CVSI, each of the policies identified in SCHEDULE 2.1.22(a) is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of CVSI, is solvent, financially sound and reputable. To the Knowledge of CVSI, all of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete. All premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

                  (c) Except as set forth in SCHEDULE 2.1.22(c), there is no pending claim involving $25,000 or more under or based upon any of the policies identified in SCHEDULE 2.1.22(A).

                  II.1.23 RELATED PARTY TRANSACTIONS. Except as set forth in
SCHEDULE 2.1.23, to the Knowledge of CVSI: (a) no Related Party has any interest of any nature in any asset used in or otherwise relating to the Business of CVSI or any CVSI Entity; (b) no Related Party is indebted to CVSI or any CVSI Entity;
(c) no Related Party is a party to, or has any direct or indirect financial interest in, any material Contract, transaction or business dealing of any nature involving CVSI or any CVSI Entity; (d) no current officer, director or Employee of CVSI or any CVSI Entity is competing, directly or indirectly, with CVSI or any of the CVSI Entities in any market served by CVSI or any of the CVSI Entities; and (e) no Related Party has any claim or right against CVSI or any CVSI Entity.

                  II.1.24 SUPPLIERS. SCHEDULE 2.1.24 sets forth a true, complete and correct list of the Business's 15 largest suppliers by sales for the year ended December 31, 1998 and for the 1999 year-to-date period ended on the Balance Sheet Date. To the Knowledge of CVSI, neither CVSI nor any CVSI Entity has received any written indication from any material supplier of the Business (including those listed on SCHEDULE 2.1.24) to the effect that such supplier will stop, or decrease the rate of, supplying materials, products or services to the Business.

                  II.1.25 PRE-BILLING AND REVENUE RECOGNITION. Except as set forth on SCHEDULE 2.1.25, none of CVSI or the CVSI Entities has recognized any revenue in respect of any billings to customers or payments received from customers other than such as are attributable to work actually performed by CVSI or a CVSI Entity or such as are permitted as progress payments or the like under Contracts.

                  II.1.26 BOOKS AND RECORDS. All the books, records and accounts of CVSI and the CVSI Entities are in all material respects accurate and complete, accurately reflect all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to CVSI and the CVSI Entities and accurately present and reflect in all material respects all of the transactions described therein. CVSI and the CVSI Entities have accounting controls sufficient to ensure that its transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with generally accepted accounting principles.

                  II.1.27 AUSTRALIA AGREEMENT. As of the date of this Agreement, none of CVSI or any CVSI Entity has received any written claims for indemnification pursuant to the terms of the CVSI Share Sale Agreement dated June 30, 1999 among CVSI Holdings BV, Solution 6 Holdings Ltd. and CVSI (the "AUSTRALIA AGREEMENT").

         II.2 REPRESENTATIONS AND WARRANTIES OF COMPUTERVISION. Computervision represents and warrants to Purchaser as follows:

                  II.2.1 CORPORATE ORGANIZATION. Computervision is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to own and hold its portion of the Shares.

                  II.2.2 CORPORATE ORGANIZATION. Except as set forth on SCHEDULE 2.1.2(b), Computervision owns the Shares attributed to it on SCHEDULE 2.1.2(a) free and clear of all Leins.

         II.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to each Seller as follows:

                  II.3.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has the requisite corporate power to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                  II.3.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken for the due authorization of the execution and delivery of this Agreement by Purchaser and the performance of the transactions contemplated hereby to be performed by it has been duly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Sellers and CVSI, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights or general principles of equity.

                  II.3.3 NO RESTRICTIONS. The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not, conflict in any material respect with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Purchaser, or any Contract or Permit applicable to Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any applicable Law in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it, except for the filing of a premerger notification report under the HSR Act.

                  II.3.4 LEGAL PROCEEDINGS. There is no Legal Proceeding pending or threatened against Purchaser affecting, or which may affect, Purchaser's ability to perform its obligations under this Agreement.

                  II.3.5 INVESTMENT INTENT. Purchaser is acquiring the Shares for investment solely for the account of Purchaser and not with a view to or for resale in connection with the distribution or other disposition thereof in violation of any applicable Law. Purchaser acknowledges that, in reliance on the foregoing representation, the Shares being sold to Purchaser hereunder have not been registered under the Securities Act of 1933, as amended, or the blue sky Laws of any state or any other applicable Law, nor will the Shares be sold pursuant to an effective registration statement. Purchaser will not sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under applicable Laws.

                  II.3.6 FINANCIAL CAPACITY. Purchaser has cash on hand or available to it sufficient to satisfy all of its obligations under this Agreement.

                  II.3.7 BROKERS. No broker, finder or investment banker has been engaged by Purchaser with respect to the transactions contemplated by this Agreement.

         II.4 CERTAIN LIMITATIONS ON REPRESENTATIONS, WARRANTIES AND THE RIGHTS OF THE PARTIES. Each of the parties hereby acknowledges and agrees that:

                  (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) except for this Agreement (including the Schedules hereto), as executed and delivered at the Closing, no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, including, without limitation, the Confidential Information Memorandum dated January, 1999, prepared by Boles, Knop & Company, LLC, any information provided to Purchaser pursuant to a presentation by management of CVSI in connection with the transactions contemplated hereby or the confidentiality agreement between CVSI and Purchaser (the "CONFIDENTIALITY AGREEMENT") or any financial projection or forecast delivered to Purchaser with respect to the revenues or profitability which may arise from the operation of the Business after the Closing Date, (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, (iii) the parties' respective rights, obligations and remedies with respect to this Agreement, the Shares, the transactions contemplated hereby and the events giving rise thereto (excluding claims based on fraud) will be solely as set forth in this Agreement, and (iv) any instrument or document which is delivered in connection with the transactions contemplated hereby will be subject to the terms of this Section 2.3. With respect to any projection or forecast delivered by or on behalf of a Seller to Purchaser, Purchaser acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, and (C) Purchaser is purchasing the Business as a going concern, and has prepared its own plan of operations and financial forecasts for the Business.

                  (b) Except as expressly stated herein, neither Seller nor CVSI nor any of their Affiliates or representatives makes any, and each Seller, CVSI and each of their Affiliates disclaims, all representations and warranties, express or implied, with respect to the Business, the Shares, the transactions contemplated hereby and the events giving rise thereto.


                                 III. COVENANTS

         III.1    APPROVALS; COOPERATION.

                           (a  Each of the parties will use reasonable best
efforts, in good faith, to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy all conditions to the obligations of the parties under this Agreement over which it has control or influence and to cause the transactions contemplated hereby to be consummated as soon as practicable in accordance with the terms hereof, including without limitation by using commercially reasonable efforts to: (i) obtain any required consents, approvals or authorizations of any Governmental Entity, (ii) contest and resist all Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) vacate, lift, reverse or overturn any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby in accordance with the terms hereof and (iv) effect all necessary registrations and filings and submissions of information required or requested by any Governmental Entity with respect to the transactions contemplated hereby. Each of the parties will cooperate fully with each other party and their respective officers, directors, employees, agents, counsel and other designees in connection with using such efforts, satisfying such conditions and causing the Closing to occur in accordance with the terms hereof.

                           (b  In furtherance and not in limitation of paragraph
(a) above, as soon as reasonably practicable following the date of this Agreement, Purchaser and Sellers, as required by applicable Law, will make such filings as may be required by the HSR Act and any other applicable Antitrust Law (as hereinafter defined) with respect to the transactions contemplated by this Agreement. Each of Sellers and Purchaser will promptly inform the other party of any material communication received by such party from any Governmental Entity in respect of any such filing or submission. Purchaser agrees and acknowledges that it will be responsible for obtaining any required clearance under any Antitrust Law (including without limitation the HSR Act) and will pay and be solely responsible for all filing fees payable in connection therewith.

                           (c  For purposes of this Agreement, "ANTITRUST LAW"
means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or regulating competition.

         III.2 OPERATION OF THE BUSINESS. CVSI and Acquisition Co. shall ensure that, during the period commencing as of the date of this Agreement through the Closing Date (the "PRE-CLOSING PERIOD"), except as contemplated herein or as otherwise consented to by Purchaser in writing:

                  (a CVSI and the CVSI Entities conduct their respective operations in the Ordinary Course of Business;

                  (b CVSI and the CVSI Entities continue existing practices relating to maintenance of the Assets;

                  (c CVSI and the CVSI Entities do not purchase, sell, lease or dispose of, or enter into any Contract for the purchase, sale, lease or disposition of, or subject to a Lien (other than Permitted Liens), any of the Assets other than in the Ordinary Course of Business;

                  (d neither CVSI nor any of the CVSI Entities make any material amendment to any Employee Plan or materially increase the general rates of compensation of Employees, except (i) in connection with amendments as required by Law, (ii) in the ordinary course of business of the Business, or (iii) pursuant to any Contract;

                  (e CVSI use commercially reasonable efforts to keep in full force all insurance policies identified in SCHEDULE 2.1.22(a);

                  (f subject to any applicable confidentiality obligations existing on the date hereof, CVSI immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                  (g CVSI does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (h CVSI does not sell or otherwise issue any shares of capital stock or any other securities;

                  (i neither CVSI nor any of the CVSI Entities amend CVSI's certificate of incorporation or bylaws or the organizational documents of any of the CVSI Entities, and do not effect, or permit CVSI or any material CVSI Entity to become a party to, any Acquisition Transaction, recapitalization, reclassification, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (j neither CVSI nor any of the CVSI Entities forms any subsidiary or acquires any equity interest or other interest in any other Entity;

                  (k CVSI and the CVSI Entities do not make any capital expenditure which is not reflected on the 1999 Balance Sheet and which exceeds $300,000 in the aggregate;

                  (l neither CVSI nor any of the CVSI Entities makes any capital expenditure, except for capital expenditures made in the Ordinary Course of Business that do not exceed $300,000 in the aggregate;

                  (m neither CVSI nor any CVSI Entity nor the Sellers enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by CVSI and Acquisition Co.;

                  (n neither CVSI nor any of the CVSI Entities (i) lend money to any Person or (ii) incur, assume or otherwise become subject to any Liability Known to CVSI, except for current Liabilities incurred in the Ordinary Course of Business and borrowings under the Specified Debt;

                  (o CVSI does not change any of its methods of accounting or accounting practices in any respect;

                  (p  CVSI does not make any material Tax election;

                  (q neither CVSI nor any of the CVSI Entities commences or settles any Legal Proceeding, except in the Ordinary Course of Business;

                  (r CVSI and of the CVSI Entities (i) do not enter into or permit any of the assets owned or used by such entity to become bound by any Contract or (ii) to the extent CVSI can reasonably prevent it, amend or prematurely terminate or waive any material right or remedy under any Contract to which it is or was a party or under which it has any rights or obligations;

                  (s CVSI and the CVSI Entities do not prepay any indebtedness or write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness;

                  (t neither CVSI nor any of the CVSI Entities enter into any material transaction or take any other material action outside the Ordinary Course of Business; and

                  (u neither CVSI nor any of the CVSI Entities, as applicable, agree or commit to take any of the actions described in clauses "(c)", "(d)" and "(g)" through "(t)" of this Section 3.2.

         III.3 ACCESS. CVSI and Acquisition Co. shall ensure that, at all times during the Pre-Closing Period, CVSI and its Representatives provide the Purchaser and its Representatives with access, during normal business hours upon reasonable notice, to CVSI's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to CVSI and the CVSI Entities.

         III.4 SATISFACTION OF CONDITIONS. Without limiting the generality or effect of any provision of Article IV, during the Pre-Closing

Period, each of the parties hereto will use its respective reasonable best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         III.5 PRESS RELEASES. During the Pre-Closing Period, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser (in the case of Sellers) or Acquisition Co. (in the case of Purchaser), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law (including reporting obligations under the securities laws) or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

         III.6    NOTIFICATION, UPDATES TO SCHEDULES.

                  (a During the Pre-Closing Period, CVSI and/or Acquisition Co. shall promptly notify Purchaser in writing if CVSI gains Knowledge of:

                           (i  the discovery by CVSI or the Sellers of any
event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by CVSI or Acquisition Co. in this Agreement;

                           (ii  any event, condition, fact or circumstance
that occurs, arises or exists after the date of this Agreement that would have caused or constituted a Breach of any representation or warranty made by CVSI or Acquisition Co. in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii  any Breach of any covenant or obligation of
CVSI or Sellers; and

                           (iv  any event, condition, fact or circumstance
that would make the timely satisfaction of any of the conditions set forth in
Section 4.1 or Section 4.2 impossible or unlikely.

                  (b If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 3.6(a) requires any change in the Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then CVSI and Acquisition Co. shall promptly deliver to Purchaser an update to the Schedules specifying such change. No such update shall be deemed to supplement or amend the Schedules for the purpose of determining the accuracy of any of the representations and warranties made by CVSI or the Sellers for purposes of Section 4.1(a) or
Section 4.4(a)(iv), but shall be deemed to supplement or amend the Disclosure Schedule for purposes of Section V.

         III.7 NO NEGOTIATION. During the Pre-Closing Period, neither CVSI nor the Sellers shall, directly or indirectly:

                  (a solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; or

                  (b participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction.

                  (c subject to any applicable confidentiality obligations existing on the date hereof, CVSI and/or Acquisition Co. shall promptly notify Purchaser in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by CVSI or any of the CVSI Entities or Sellers during the Pre-Closing Period.

         III.8    EMPLOYEE BENEFIT MATTERS.

                  (a From and after the Closing, Purchaser shall, and shall cause its subsidiaries (including CVSI) to, honor and provide for payment of all accrued obligations (financial or otherwise) and benefits under all Employee Plans set forth in SCHEDULE 2.1.15 and all employment or severance agreements between CVSI and any Employee or Former Employee ("COVERED EMPLOYEES") set forth in SCHEDULE 2.1.14(c), all in accordance with their respective terms and CVSI's past practices.

                  (b For at least one year after the Closing Date, Purchaser shall provide (or cause to be provided) to all Covered Employees who remain in the employ of the Business employee benefits and compensation no less favorable in the aggregate than those provided to such employees immediately prior to the Closing Date. To the extent that Covered Employees are included in any benefit plan of Purchaser or its subsidiaries, Purchaser agrees that the Covered Employees shall receive credit under such plan for service prior to the Closing Date with CVSI to the same extent such service was counted under similar Employee Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual), and with respect to vacation, disability and severance, benefit accrual. To the extent that Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in on the Closing Date, no such plans shall include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Employee Plan on the Closing Date, and all such plans shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

         III.9    GENERAL POST-CLOSING MATTERS.

                  (a ACCESS. On the Closing Date, or as soon thereafter as practicable, and in no event later than 30 calendar days after the Closing Date, Acquisition Co. will deliver or cause to be delivered to Purchaser all books and records, including without limitation all files, invoices, forms, accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals and employment records, relating to the Business and CVSI and the CVSI Entities (collectively, "RECORDS") in the possession of the Sellers or any Post-Closing Affiliate to the extent not in the possession of the CVSI or Purchaser, subject to the following exceptions:

                           (i  Purchaser recognizes that certain Records may
contain only incidental information relating to CVSI or may primarily relate to the Sellers or any Post-Closing Affiliate, or the businesses of the Sellers or any Post-Closing Affiliate other than the Business, and Sellers and its Post-Closing Affiliates may retain such Records and Acquisition Co. may deliver appropriately excised copies of such Records; and

                           (ii  Sellers and each Post-Closing Affiliate may
retain any Tax Returns.

After the Closing, Purchaser will, and will cause CVSI to, retain all Records (except those Records referred to in Section 3.9.1(a)(i) and (ii)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, Purchaser will, and will cause CVSI to, retain all Records for a period of seven (7) years after the Closing Date.

                  (b After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the Representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including without limitation any Tax Return relating to state or local real property transfer or gains taxes), audits, Legal Proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. Purchaser will, and will cause CVSI to, provide or make available to Sellers and each Post-Closing Affiliate access to, and assistance from, employees of Purchaser and CVSI for the purposes of, and with the limitations described in, the preceding sentence.

                  (c  CERTAIN TAX MATTERS.

                           (i  Purchaser will pay all sales, use, transfer,
recordation, stamp, conveyance, value added or other similar Taxes (as hereinafter defined), duties, excise or governmental charges (excluding any income or similar Tax) imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Shares or otherwise on account of this Agreement or the transactions contemplated hereby.

                           (ii  Acquisition Co. shall be responsible for the
preparation of the Tax Returns of each of CVSI and the CVSI Entities for all taxable periods ending on or prior to the Closing Date ("PRE-CLOSING PERIODS"). Such Tax Returns, together with all work papers and schedules related thereto, shall be delivered to Purchaser for its review and acceptance and shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Laws. Acquisition Co. shall reimburse CVSI for Taxes of CVSI or any CVSI Entity with respect to a Pre-Closing Period within fifteen (15) days after payment by CVSI (or its Affiliates) of such Taxes to the extent such Taxes are not reflected in cash reserves for Tax liabilities (rather than any reserve for deferred taxes) on the books and records of CVSI or the applicable CVSI Entity.

                           (iii  Purchaser shall prepare or cause to be
prepared and file or cause to be filed all Tax Returns of CVSI and each CVSI Entity for all periods which begin on or prior to the Closing Date and end after the Closing Date ("POST-CLOSING PERIODS"). Acquisition Co. shall reimburse CVSI for Taxes of CVSI or any CVSI Entity with respect to a Post-Closing Period within fifteen (15) days after the date on which such Taxes are paid with respect to such period an amount equal to the portion of such Taxes allocable to the pre-Closing portion of such Post-Closing Period pursuant to Section 9.1(iv) to the extent such Taxes are not reflected in cash reserves for Tax liabilities (rather than any reserve for deferred taxes) on the books and records of CVSI or the applicable CVSI Entity.

                           (iv  For purposes of this Agreement, the
allocation of Taxes for a period that straddles the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

                           (v  For purposes of this Agreement, (A) "TAX" or
"TAXES" includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, license, leasing, leasing use, gross receipts, value added, single business, premium, registration, alternative or add-on minimum, occupation, ad valorem, real and personal property, stamp, workers' compensation, severance, environmental, windfall profits, transfer, payroll, withholding, disability, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, (B) "TAX RETURN" or "TAX RETURNS" includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Government Entity or other tax authority, or sent or provided to another party under applicable Law and (C) "INCOME TAX" or "INCOME TAXES" means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, franchise, estimated, alternative minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof.

         III.10 SPECIFIED DEBT. Immediately after the Closing, Purchaser shall cause CVSI to repay all amounts due under the obligations listed on SCHEDULE
3.10 (the "SPECIFIED DEBT"). To facilitate the foregoing, prior to the Closing Date, Acquisition Co. shall provide Purchaser with pay-off letters and wire instructions to be used by CVSI to repay the Specified Debt directly to the lenders thereof. The aggregate of such payments, as specified in such pay-off letters, is referred to herein as the "DEBT PAYMENTS."

         III.11 BONUS PAYMENTS. At the Closing, Purchaser shall cause CVSI to pay the bonuses described in the letter dated the date hereof from CVSI to Purchaser. The aggregate of such bonus payments, not to exceed $100,000, is referred to herein as the "BONUS PAYMENTS."

         III.12 AUSTRALIA AGREEMENT. After the Closing, the parties shall cooperate to ensure compliance by CVSI with the terms and conditions of the Australia Agreement. Such cooperation shall include, but not be limited to, advising each other promptly upon learning of any material developments or claims under or with respect to the Australia Agreement. Subject to the indemnification provided under Section 5.2 hereof, Purchaser shall take commercially reasonable efforts to, and shall cause CVSI to take commercially reasonable efforts to, fulfill CVSI's obligations under the Australia Agreement.

         III.13 OPTION EXERCISES. Notwithstanding anything to the contrary contained herein, CVSI shall be permitted, prior to the Closing, to accept and honor exercises of Rights, provided that the Shares received upon such exercise are redeemed by CVSI or purchased by one of the Sellers prior to the Closing. In the event CVSI redeems such Shares, the cost of such redemption shall be added to the amount of the Rights Payments.

                                 IV. THE CLOSING

         IV.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (by Purchaser), at or prior to the Closing, of the following conditions:

                  (a ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by CVSI and Acquisition Co. in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of CVSI and Acquisition Co. in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any update to the Schedules).

                  (b PERFORMANCE OF COVENANTS. Each covenant or obligation that CVSI or the Sellers is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, including the delivery by the Sellers of the certificates representing the Shares as set forth in Section 1.1, which certificates shall have been duly endorsed for transfer or accompanied by duly executed stock powers.

                  (c CONSENTS. All material consents required to be obtained by CVSI or the Sellers in connection with the transactions contemplated by this Agreement (including the consents identified on SCHEDULE 2.1.4) shall have been obtained and shall be in full force and effect.

                  (d AGREEMENTS AND DOCUMENTS. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

                           (i  written resignations of all officers and
directors of CVSI, effective as of the Closing Date (provided that any such resignation will not be considered a "voluntary resignation" under any benefit plan, severance plan, employee plan or employment agreement and such resignation will not diminish or otherwise affect the rights of or benefits received or to be received by such officers and directors under such plan or agreement); and

                           (ii  a certificate executed by Acquisition Co.
containing the representation and warranty of Acquisition Co. that the conditions set forth in this Section 4.1 have been satisfied.

                  (e NO MATERIAL ADVERSE CHANGE. Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in the financial condition, assets or operations of CVSI and the CVSI Entities, considered as a whole, since the date of this Agreement.

                  (f NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed by a Governmental Entity to be applicable to the transactions contemplated hereby that makes consummation of the transactions contemplated hereby illegal.

                  (g HSR APPROVAL. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

                  (h FIRST QUARTER EBITDA. The First Quarter Income Statement shall have been finally determined pursuant to Section 1.4 and the First Quarter EBITDA reflected thereon shall not be a loss of more than $2.0 million.

         IV.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligation of the Sellers to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (by the Sellers), at or prior to the Closing, of the following conditions:

                  (a ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Purchaser in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Purchaser in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b PERFORMANCE OF COVENANTS. Each covenant or obligation that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

                  (c NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated hereby that makes consummation of the transactions contemplated hereby illegal.

                  (d HSR APPROVAL. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

                  (e FIRST QUARTER EBITDA. The First Quarter Income Statement shall have been finally determined pursuant to Section 1.4 and the First Quarter EBITDA reflected thereon shall not be a loss of more than $2.0 million.

         IV.3 THE CLOSING. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1 and 4.2, the consummation of the purchase and sale of the Shares contemplated hereby (the "CLOSING") will take place on the earlier of (i) the third business day after the conditions set forth in Sections 4.1 and 4.2 have been satisfied and (ii) such other date as Purchaser and Sellers may mutually agree (the "CLOSING Date"). The Closing will take place at 10:00 a.m., local time, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Ave., New York, New York.

         IV.4     TERMINATION.

                  (a Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the
Closing:

                           (i  by the mutual written consent of Purchaser and
Sellers;

                           (ii  by either Purchaser or Sellers if the Closing
shall not have occurred on or before the 90th calendar day after the date hereof;

                           (iii  by either Purchaser or Sellers if there
shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof or if the finally determined First Quarter EBITDA is a loss of more than $2.0 million;

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

                           (iv  by Purchaser if there is a material Breach of
any representation, warranty, covenant or obligation of CVSI or Sellers; and

                           (v  by Sellers if there is material Breach of any
representation, warranty, covenant or obligation of Purchaser.

                  (b TERMINATION PROCEDURES. If Purchaser wishes to terminate this Agreement pursuant to Sections 4.4(a)(i), (ii), (iii) or (iv), Purchaser shall deliver to Acquisition Co. a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Sellers wish to terminate this Agreement pursuant to Sections 4.4(a)(i),
(ii), (iii) or (v), Acquisition Co. shall deliver to Purchaser a written notice stating that the Sellers are terminating this Agreement and setting forth a brief description of the basis on which the Sellers are terminating this Agreement.

                  (c EFFECT OF TERMINATION. In the event of the termination of this Agreement under Section 4.4(a), each party hereto will pay all of its own fees and expenses. There will be no further Liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a material Breach of any covenant contained in this Agreement, including without limitation the covenants contained in Sections 3.1 and 3.4.

V. INDEMNIFICATION

         V.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of Acquisition Co. pursuant to this Agreement shall survive the Closing and shall expire at midnight, New York time, on September 30, 2000; provided, however, that if, at any time prior to such expiration time, any Indemnitee seeking indemnification under this Section V (acting in good faith) delivers to Acquisition Co. a written notice alleging the existence of a Breach of any of the representations and warranties made by Acquisition Co. contained herein (and setting forth in reasonable detail the basis for such Indemnitee's belief that such a Breach may exist) and asserting a claim for recovery under Section 5.2 based on such alleged Breach, then the claim asserted in such notice shall survive such expiration time until such time as such claim is fully and finally resolved.

         V.2 INDEMNIFICATION. Subject to the provisions of this Section V, from and after the Closing, Acquisition Co. shall indemnify, defend and save Purchaser and its Affiliates, and each of their respective officers, directors, employees, agents, employee benefit plans and fiduciaries, plan administrators or other parties dealing with any such plans (each, an "INDEMNIFIED PARTY"), harmless from and against, and shall promptly pay to an Indemnified Party or reimburse an Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts incurred by any Indemnified Party in any action or proceeding between such Indemnified Party and the indemnitor or between any Indemnified Party and any third party or otherwise) (individually a "LOSS" and collectively, the "LOSSES") sustained or incurred by any Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made herein by CVSI and Acquisition Co. (including breaches that manifest themselves through allegations by third parties that are not Indemnified Parties and which are finally determined to be true), (ii) any breach by CVSI (pre-Closing) or Acquisition Co. of any of their respective covenants or agreements contained in this Agreement, or (iii) the Australia Agreement, subject to Purchaser's compliance with Section 3.12. Computervision shall have no liability for indemnification under this Article V.

         V.3      LIMITS ON INDEMNIFICATION.

                  (a Subject to Section 5.3(b), Acquisition Co. shall not be required to make any payments pursuant to Section 5.2 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) for which the Indemnitees are entitled to be indemnified exceeds $500,000 in the aggregate. At such time as the total amount of such Damages exceeds $500,000, the Indemnitees shall be entitled to be indemnified against the total amount of such Damages exceeding $250,000 (subject to Section 5.3(b)).

                  (b Claims for Damages made by the Indemnified Parties pursuant to the provisions of Section 5.2 shall be limited to $5,000,000 in the aggregate.

                  (c No Indemnified Party shall be entitled to indemnification with respect to any Losses to the extent such Losses are reflected in or compensated for by the adjustment to the Initial Purchase Price provided in Sections 1.2.1 and 1.4.

         V.4 NO CONTRIBUTION. Each Seller waives and acknowledges and agrees that, after the Closing, such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against CVSI in connection with any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement or any of the agreements contemplated hereby or otherwise in connection with any of the transactions contemplated hereby.

         V.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person (other than Purchaser or its Affiliates) of any claim or Legal Proceeding (whether against CVSI, any other Indemnified Party or any other Person) with respect to which Acquisition Co. may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnified Party pursuant to this Section V, Acquisition Co. shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, provided that, subject to Purchaser's compliance with Section 3.12, if such claim relates to the Australia Agreement, Acquisition Co. shall be obligated to proceed with the defense thereof. If Acquisition Co. so proceeds with the defense of any such claim or Legal Proceeding:

                  (a all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by Acquisition Co.;

                  (b Purchaser shall make available to Acquisition Co. any documents and materials in the possession or control of Purchaser that may be necessary to the defense of such claim or Legal Proceeding;

                  (c Acquisition Co. shall keep Purchaser informed of all material developments and events relating to such claim or Legal Proceeding; and

                  (d Acquisition Co. shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of Purchaser; provided, however, that (i) such consent shall not be unreasonably withheld, and (ii) in the event Purchaser fails to consent to a proposed settlement or compromise that involves only monetary damages, Acquisition Co.'s liability to all Indemnified Parties with respect to the Legal Proceeding proposed to be settled shall be limited to the amount of the proposed settlement to which Purchaser failed to consent.

         V.6 EXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section V shall be the exclusive remedy of the parties hereto with respect to any claims or causes of action whatsoever related to or arising out of this Agreement and the transactions contemplated hereby, excluding in all cases fraud.

         V.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PURCHASER. No Indemnified Party (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

VI. MISCELLANEOUS PROVISIONS

         VI.1 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given upon receipt when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to Purchaser, to:

                           6300 South Syracuse Way
                           Suite 293
                           Englewood, Colorado 80111
                           Telephone No.:  303-721-7341
                           Attention:  President

                  with a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue.
                           New York, NY  10103
                           Facsimile No.:  212-752-5958
                           Attention:  Gregg Berman

                  (a       If to a Seller, to:

                           CVSI Acquisition Co., LLC
                           c/o Resurgence Asset Management LLC
                           10 King Street (1st Floor)
                           White Plains, NY  10604
                           Facsimile No.:  914-683-3610
                           Attention:  Robert Symington

                           and

                           Computervision Corporation
                           c/o Parametric Technology Corporation
                           128 Technology Drive
                           Waltham, MA  02154
                           Facsimile No.:  781-398-5735
                           Attention:  General Counsel

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, New York  10022
                           USA
                           Facsimile No.:  (212) 755-7306
                           Attention:  John J. Hyland

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         VI.2 EXPENSES. Subject to Section V and except as provided in Section 2.1.19, (a) Sellers will pay or cause to be paid all expenses incurred by Sellers incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Acquisition Co. may provide Purchaser with written notice prior to the Closing of the amount and recipients (including wire instructions) of any transaction fees to be paid by Purchaser on behalf of Sellers at the Closing. The aggregate of such payments is referred to herein as the "TRANSACTION EXPENSES."

         VI.3 SUCCESSORS AND ASSIGNS. No party may assign, in whole or in part, its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         VI.4 WAIVER. Either Purchaser or Sellers by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Purchaser nor Sellers may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         VI.5 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby, other than the Confidentiality Agreement, which will survive the execution, delivery or termination of this Agreement. This Agreement (together with the Confidentiality Agreement and Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

         VI.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

         VI.7 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         VI.8 SEVERABILITY. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. In the event that any provision of this Agreement shall be finally determined by a court of competent jurisdiction to be unenforceable such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by applicable Law and the parties shall abide by such court's determination. If such provision cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         VI.9 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         VI.10    CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS.

                  (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement,
(ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and VICE VERSA, (v) the terms "SUBSIDIARY" and "AFFILIATE" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, and (vi) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         VI.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                 CVSI, INC.


                                 By: _________________________________________
                                 Name: _______________________________________
                                 Title: ______________________________________


                                 CVSI ACQUISITION CO., LLC


                                 By: _________________________________________
                                 Name: _______________________________________
                                 Title: ______________________________________


                                 COMPUTERVISION CORPORATION


                                 By: _________________________________________
                                 Name: _______________________________________
                                 Title: ______________________________________


                                 4FRONT TECHNOLOGIES, INC.


                                 By: _________________________________________
                                 Name: _______________________________________
                                 Title: ______________________________________

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (a) the sale, license, disposition or acquisition of all or a material portion of CVSI's and the CVSI Entities' Business or assets;

                  (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of CVSI or of any material CVSI Entity,
(ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or otherwise relating to, any capital stock or other equity security of CVSI or of any material CVSI Entity, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of CVSI; or

                  (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving CVSI or any material CVSI Entity.

         AFFILIATE. "Affiliate" shall mean any person which directly or indirectly controls, is controlled by, or is under common control with such person. A person shall be deemed to control another person if such person owns 10% or more of any class of stock of the "controlled" person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled person, whether through ownership of stock or partnership interests, by contract, or otherwise.

         BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

         CVSI CONTRACT. "CVSI Contract" shall mean any Contract: (a) to which CVSI is a party; (b) by which CVSI or any of its assets is or may become bound or under which CVSI has, or may become subject to, any obligation; or (c) under which CVSI has or may acquire any right or interest.

         CVSI ENTITIES.  "CVSI Entities" shall mean the entities on
SCHEDULE 2.1.1(a).

         DAMAGES. "Damages" shall mean any loss, damage, injury, reduced value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation enforcement) or expense of any nature, net of insurance recoveries.

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates (including CVSI but excluding the Sellers); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         KNOWLEDGE. CVSI shall be deemed to have "Knowledge" or to have "Known" of a particular fact or other matter if any of Robert Peiser, James Regan, Roger Dahlberg or Francis Love is actually aware of such fact or other matter.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmeasured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" if such violation or other matter has a material adverse effect on the financial condition, assets or operations of CVSI and the CVSI Entities, considered as a whole.

         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of an Entity shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                  (a) such action is consistent with an Entity's past practices and is taken in the ordinary course of such Entity's normal day-to-day operations; and

                  (b) such action is not required to be authorized by an Entity's stockholders, board of directors or similar body, or committee of such Entity's board of directors or similar body and does not require any other separate or special authorization of any nature.

         RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

                  (a) each individual who is, or who has at any time been, an officer or director of CVSI or any of the CVSI Entities;

                  (b) each member of the immediate family of each of the individuals referred to in clause "(a)" above; and

                  (c) any Entity (other than CVSI or any of the CVSI Entities) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting or equity interest.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         PERSON.  "Person" shall mean any individual, Entity or Governmental
Entity

         SCHEDULES. "Schedules" shall mean the schedule (dated as of the date of this Agreement) delivered to the Purchaser on behalf of CVSI and Acquisition Co., a copy of which is attached to this Agreement